Exhibit 99.1

**For Immediate Release**

For more information, contact: Joseph W. Kiley III, Senior Vice President and Chief Operating Officer (425) 255-4400

First Financial Northwest, Inc. Announces
Appointment of Chief Financial Officer

Renton, Washington – August 9, 2013 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), today announced that Richard P. Jacobson had been appointed as Chief Financial Officer of the Company and its financial institution subsidiary, First Savings Bank Northwest (“Bank”).  In July 2013, Mr. Jacobson was appointed Chief Administrative Officer of the Company and Chief Operating Officer of the Bank.

“We are excited to have Rich accept the position of Chief Financial Officer,” stated Joseph W. Kiley III, President and Chief Executive Officer of the Bank.  “Rich’s financial institution experience, and particularly his strong background in financial and regulatory reporting, shareholder relations, strategic forecasting and the development and implementation of banking policies and procedures, will be a great benefit to us going forward,” he added.

“First Financial Northwest and First Savings Bank Northwest have exciting opportunities ahead and I look forward to applying my experience to support the Company’s overall goals and operations,” said Mr. Jacobson.

Mr. Jacobson’s expanded role is in response to the departure of Kari A. Stenslie, Vice President and Chief Financial Officer of the Company and the Bank since February 2008.  Ms. Stenslie has decided to leave the Company and the Bank effective September 15, 2013, to pursue other interests.

The Company also announced that it had determined to discontinue virtually all the operations of First Financial Diversified Corporation (“FFD”), its wholly owned subsidiary, as part of its ongoing efforts to reduce expenses.  Currently, FFD primarily provides escrow services to the Bank, other area lenders and some private individuals.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.